Virginia Mines Inc.
(an exploration company)
Interim Balance Sheet (unaudited)

(expressed in Canadian dollars)
	As at	As at
	November 30,	February 29,
	2008	2008
	$	$

Assets

Current assets
Cash and cash equivalents	9,900,618	8,665,254
Short-term investments	24,228,804	36,194,101
Tax credits for mining exploration and commodity taxes receivable	5,547,273	6,831,873
Other amounts receivable	84,000	180,476
Prepaid expenses	182,336	128,484
	39,943,031	52,000,188

Long-term investements (note 4)	1,306,000	1,444,000

Property, plant and equipment	130,125	134,840

Mining properties (note 5)	22,246,583	14,896,717
	63,625,739	68,475,745

Liabilities

Current liabilities
Accounts payable and accrued liabilities
Companies held by directors	15,539	175,286
Others	1,278,962	3,719,989
	1,294,501	3,895,275

Shareholders' Equity

Share capital	102,640,429	98,204,815
Warrants (note 6)	26,962	-
Stock options (note 7)	4,393,097	3,966,778
Contributed surplus	130,672	29,481
Deficit	(42,916,710)	(39,638,943)
Accumulated other comprehensive income (loss)	(1,943,212)	2,018,339
	62,331,238	64,580,470
	63,625,739	68,475,745
Commitments (note 10)
Subsequent Event (note 11)

The accompanying notes are an integral part of these interim financial statements.

Approved by the Board of Directors
(signed) André Gaumond , Director	(signed) André Lemire , Director

Virginia Mines Inc.
(an exploration company)
Interim Statements of Earnings and Comprehensive Income (Loss) (unaudited)

(expressed in Canadian dollars)

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2008	2007	2008	2007
	$	$	$	$

General and administrative expenses
Salaries	172,976	26,298	681,705	79,041
Professional and maintenance fees	75,808	41,910	322,356	114,638
Management fees	-	76,072	-	300,000
Rent, office expenses and others	227,751	288,490	588,586	914,965
Stock-based compensation	48,328	-	608,262	619,832
Depreciation of property, plant and equipment	7,825	1,060	22,494	3,177
General exploration costs	68,523	96,361	216,204	317,982
Grants, credit on duties refundable for loss and refundable tax credit for resources for resources
	(30,955)	(44,074)	(97,937)	(144,839)
Cost of mining properties abandoned or written-off	1,368,848	183,927	1,548,311	241,091
	1,939,104	670,044	3,889,981	2,445,887

Other income (expenses)
Dividends and interests	360,859	521,629	1,239,374	1,463,670
Fees invoiced to partners	154,837	277,028	896,795	924,029
Option payment received in excess of cost of mining properties	-	-	14,238	-
Gain on sale of mining properties	-	-	-	6,360,000
Gains on sale of available-for-sale investments	25,325	28,257	522,734	210,839
Gains (losses) on sale of investments held for trading	1,651	4,220	(12,655)	10,601
Other than temporary write-down on available-for-sale investments	-	(121,940)	(1,056,050)	(2,086,834)
Unrealized losses on investments held for trading	(556,323)	(121,223)	(605,845)	(3,252,024)
	(13,651)	587,971	998,591	3,630,281

Earnings (loss) before income taxes	(1,952,755)	(82,073)	(2,891,390)	1,184,394
Future income taxes	(224,812)	814,790	(386,377)	400,831
Net earnings (net loss) for the period	(2,177,567)	732,717	(3,277,767)	1,585,225

Other comprehensive income (loss)
Unrealized losses on available-for-sale investments, net of related income taxes of $220,855 and $448,740 ($810,745 and $234,525 in 2007)

	(3,067,729)	3,855,410	(4,298,308)	1,162,293
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings, net of related income taxes of $144,040 ($8,955 and $203,396 in 2007)

	-	42,585	777,814	951,356
Reclassification of gains on available-for-sale investments realized upon sale to net earnings, net of related income taxes of $3,957 and $81,677 ($4,910 and $37,090 in 2007)

	(21,368)	(23,347)	(441,057)	(173,749)
	(3,089,097)	3,874,648	(3,961,551)	1,939,900

Comprehensive income (loss)	(5,266,664)	4,607,365	(7,239,318)	3,525,125

Basic net earnings (net loss) per share (note 8)	(0.079)	0.028	(0.120)	0.060

Diluted net earnings (net loss) per share (note 8)	(0.079)	0.027	(0.120)	0.059

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders' Equity (unaudited)
For the nine-month period ended November 30, 2008

(expressed in Canadian dollars)
									Accumulated other comprehensive income (loss)
	Share capital common shares		Warrants		Stock options		Contributed surplus	Deficit		Total

	Number	$	Number	$	Number	$	$	$	$	$

Balance as at March 1, 2008	27,005,110	98,204,815	-	-	1,367,000	3,966,778	29,481	(39,638,943)	2,018,339	64,580,470

Stock options exercised (note 7)	30,000	204,002	-	-	(30,000)	(80,752)	-	-	-	123,250

Stock options granted (note 7)	-	-	-	-	261,250	608,262	-	-	-	608,262

Stock options expired (note 7)	-	-	-	-	(33,000)	(101,191)	101,191	-	-	-

Issuance of shares for a cash consideration (a)	500,000	4,500,000	-	-	-	-	-	-	-	4,500,000

Share issue expenses (a)	-	(268,388)	-	-	-	-	-	-	-	(268,388)

Warrants granted (a) (note 6)	-	-	25,000	26,962	-	-	-	-	-	26,962

Net loss for the period	-	-	-	-	-	-	-	(3,277,767)	-	(3,277,767)

Net change in the fair value of available-for-sale investments, net of related income taxes of $386,377	-	-	-	-	-	-	-	-	(3,961,551)	(3,961,551)

Balance as at November 30, 2008	27,535,110	102,640,429	25,000	26,962	1,565,250	4,393,097	130,672	(42,916,710)	(1,943,212)	62,331,238

(a) On June 5, 2008, the company completed a private placement of 500,000 flow-through common shares at the price of $9.00 per share for a total financing of $4,500,000. The company incurred share issue expenses of $268,888, including the issuance of 25,000 warrants that entitles its holder, upon exercise, to one share of the company at the price of $9.00 no later than December 5, 2009. A fair value of $26,962 was assigned to these warrants.

Deficit and accumulated other comprehensive income as at November 30, 2008, totals $44,859,922 ($37,620,604 as at February 29, 2008)

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statement of Changes in Shareholders' Equity (unaudited)
For the nine-month period ended November 30, 2007

(expressed in Canadian dollars)									Accumulated other comprehensive income
			Warrants		Stock options		Contributed surplus	Deficit		Total
	Share capital common shares

	Number	$	Number	$	Number	$	$	$	$	$

Balance as at March 1, 2007	26,425,698	94,447,526	484,162	261,114	1,086,500	2,895,074	26,028	(41,445,011)	-	56,184,731

Impact of adopting new accounting standards	-	-	-	-	-	-	-	2,191,822	2,806,561	4,998,383

Warrants exercised	484,162	3,088,620	(484,162)	(261,114)	-	-	-	-	-	2,827,506

Stock options granted	-	-	-	-	179,000	619,832	-	-	-	619,832

Stock options exercised	71,000	507,181	-	-	(71,000)	(195,816)	-	-	-	311,365
Acquisition of a mining property	15,000	99,000	-	-	-	-	-	-	-	99,000
Share issue expense	-	(2,358)	-	-	-	-	-	-	-	(2,358)
Net earnings for the period	-	-	-	-	-	-	-	1,585,225	-	1,585,225

Net change in the fair value of available-for-sale investments, net of related income taxes of $400,831	-	-	-	-	-	-	-	-	1,939,900	1,939,900
Balance as at November 30, 2007	26,995,860	98,139,969	-	-	1,194,500	3,319,090	26,028	(37,667,964)	4,746,461	68,563,584

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Interim Statements of Cash Flows (unaudited)

(expressed in Canadian dollars)
	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2008	2007	2008	2007
	$	$	$	$
Cash flows from (used in) operating activities
Net earnings (net loss) for the period
Items not affecting cash and cash equivalents	(2,177,567)	732,717	(3,277,767)	1,585,225
Future income taxes	224,812	(814,790)	386,377	(400,831)
Unrealized losses on investments held for trading	556,323	121,223	605,845	3,252,024
Other than temporary writedown on available-for-sale investments	-	121,940	1,056,050	2,086,834
Gains (losses) on sale of investments held for trading	(1,651)	(4,220)	12,655	(10,601)
Gains on sale of available-for-sale investments	(25,325)	(28,257)	(522,734)	(210,839)
Gain on sale of mining properties	-	-	-	(6,360,000)
Cost of mining properties abandoned or written off	1,368,848	183,927	1,548,311	241,091
Depreciation of property, plant and equipment	7,825	1,060	22,494	3,177
Stock-based compensation	48,328	-	608,262	619,832
	1,593	313,600	439,493	805,912

Net change in non-cash working capital items
Tax credits for mining exploration and commodity taxes receivable	126,106	(342,385)	238,829	(489,320)
Other a mounts receivable	382,838	730,908	96,476	(46,240)
Prepaid expenses	(4,479)	63,340	(53,852)	(5,855)
Accounts payable and accrued liabilities	711,501	383,070	(1,414,172)	(1,032,166)
	1,215,966	834,933	(1,132,719)	(1,573,581)
	1,217,559	1,148,533	(693,226)	(767,669)

Cash flows from financing activities
Issuance of common shares, net of share issue expenses	500	3,162,278	4,381,824	3,235,513

Cash flows from (used in) investing activities
Net disposal of short-term investments	1,247,743	54,469	6,603,553	4,142,930
Cash equivalents transferred to long-term investments	-	-	-	(3,793,467)
Acquisition of mining properties	(5,201,314)	(3,188,109)	(13,918,766)	(6,211,612)
Change in credit on duties refundable for loss and refundable tax credit related to exploration costs applied against mining properties
	3,907,541	1,422,341	4,933,908	7,023,188
Acquisition of property, plant and equipment	(7,802)	-	(117,692)	(3,900)
Option payments received	-	125,000	45,763	344,472
	(53,832)	(1,586,299)	(2,453,234)	1,501,611

Net change in cash and cash equivalents	1,164,227	2,724,512	1,235,364	3,969,455
Cash and cash equivalents - Beginning of period	8,736,391	7,384,486	8,665,254	6,139,543
Cash and cash equivalents - End of period	9,900,618	10,108,998	9,900,618	10,108,998

Additional information
Items not affecting cash and cash equivalents related to financing and investing activities
Credit on duties refundable for loss and refundable tax credit related toexploration costs
applied against mining properties	5,014,884	4,993,503	5,014,884	4,993,503
Acquisition of mining properties included in accounts payable and accrued liabilities
	202,665	2,508,951	202,665	2,508,951
Warrants granted and included in issue expenses	-	-	26,962	-
Warrants granted and included in share capital	-	261,114	-	261,114
Stock options exercised and included in share capital	-	148,641	80,752	195,816
Stock options cancelled and included in contributed surplus	57,991	-	101,191	-
Mining properties sold in consideration of short-term investments	-	-	-	6,389,045
Mining property under option included in amounts receivable	-	15,000	-	15,000
Interest capitalized on long-term investments	-	54,234	-	54,234
Interest received	240,331	199,072	866,539	928,824

The accompanying notes are an integral part of these interim financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

1	Interim financial information

The financial information as at November 30, 2008 and for the three and nine-month periods ended November 30, 2008 and 2007 are unaudited. However, in the opinion of management, all adjustments necessary to present fairly the results of these periods have been included.The adjustments made were of a normal recurring nature. Interim results may not necessarily be indicative of results anticipated for the year.

These unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principles and use the same accounting policies and methods used in the preparation of Virginia Mines Inc.'s (the "company") most recent annual financial statements except for the new accounting standards as described in note 2. All disclosures required for annual financial statements have not been included in these financial statements. These unaudited interim financial statements should therefore be read in conjunction with the company's most recent annual audited financial statements.

2	New accounting standards

Accounting changes

Effective March 1, 2008, the company adopted four new accounting standards issued by the Canadian Institute of Chartered Accountants ("CICA") in relating to general standards of financial statements presentation, capital disclosures and financial instruments.

Section 1400, General Standards of Financial Statement Presentation

Section 1400 has been amended to include requiremements to assess and disclose an entity's ability to continue as a going concern (going concern assumption). The adoption of this Section had no impact on the financial statements of the company.

Section 1535, Capital Disclosures

This Section establishes standards for disclosing information about an entity's capital. The information will enable users of its financial statements to evaluate its objectives, policies and processes for managing capital. An entity will also disclose whether it complies with capital requirements to which it is subject and the consequences of non-compliance. The required disclosure is contained in note 3.

Section 3862, Financial Instruments – Disclosures and Section 3863, Financial Instruments - Presentation

Sections 3862, "Financial Instruments – Disclosures", and 3863, "Financial Instruments – Presentation", which replace Section 3861, "Financial Instruments – Disclosures and Presentation" require enhanced disclosures on financial asset and liability categories as well as a detailed analysis of the risks associated with the company's financial instruments and how the entity manages those risks. Presentation requirements remain unchanged. The required disclosure is contained in note 9.

Effective July 1, 2008, the Canadian Accounting Standards Board approved amendments to CICA Sections 3855, "Financial Instruments – Recognition and Management", and Section 3862, "Financial Instruments – Disclosures". These amendments focus on the ability to reclassify, under rare circumstances, financial assets out of trading. The company has not reclassified any of its financial instruments.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Impact of new accounting standards not yet adopted

International Financial Reporting Standards ("IFRS")

In 2007, the CICA published an update of the Accounting Standards Board's Implementation Plan for incorporating IFRS into Canadian GAAP. The plan outlines the key decisions that the CICA will need to make as it implements the Strategic Plan to converge Canadian GAAP standards with IFRS. While IFRS uses a similar conceptual framework to that of Canadian GAAP, there are still significant accounting policy differences that will need to be resolved. The CICA has confirmed January 1, 2011 as the change over from current Canadian GAAP to IFRS for publicly accountable companies.

During the next periods, the company will develop its internal implementation plan to meet the guidelines of the future reporting requirements.

3	Capital management

The company considers the items included in shareholders' equity as capital components.

The company manages its capital structure and makes adjustments to it, based on the funds available to the company, in order to support the acquisition and exploration of mining properties. Given that the company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the company's management to sustain future development of the business.

From the management point of view, the working capital as at November 30, 2008 will cover current expenditures and exploration fees for the next following years.

The mining properties in which the company currently has an interest are in the exploration stage. Since the company has enough cash and cash equivalents, it is not dependent on external financing to fund its activities. Furthermore, the company can rely on its partnership agreements, credit on duties refundable for loss, refundable tax credit for resources and its return on short-term investments.

On June 5, 2008, the company completed a private placement of $4,500,000. The proceeds from the offering was used mainly to fund exploration on the Coulon JV project.

The company is not subject to externally imposed capital requirements.

4	Long-term investments

As at November 30, 2008, the company held $3,800,000 principal amount of non-bank sponsored Asset-Backed Commercial Paper ("ABCP").

Since the beginning of the period, a ABCP restructuring report of J.P. Morgan dated March 14, 2008 and a restructuring Plan proposed to noteholders dated March 20, 2008 were published. The Plan was approved by noteholders on April 25, 2008 and on June 5, 2008, the Ontario Superior Court of Justice homologated it.

On June 25, 2008, a number of ABCP holders appealed the Ontario Superior Court of Justice’s decision to the Ontario Court of Appeal. On August 18, 2008, the Ontario Court of Appeal upheld the Ontario Superior Court of Justice’s decision approving the Committee’s Restructuring Plan. On August 29, 2008, a number of ABCP holders appealed the Ontario Court of Appeal’s decision to the Supreme Court of Canada. On September 19, 2008, the Supreme Court of Canada denied leave to appeal by a small group of ABCP holders.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

On November 25, 2008, the Pan-Canadian Investors Committee for Third-Party Structured ABCP (the "Committee") announced that it will not complete the proposed restructuring of the third-party ABCP market in Canada by the end of November. The delay is principally due to the complexity of the restructuring, the large number of participants involved in the process and current market conditions.

On December 11, 2008, the Committee announced that an agreement in principle has been reached among various key participants in the ABCP restructuring, which would result in several significant improvments to the restructuring Plan.

On December 24, 2008, the Committee confirmed that an agreement for additional back-stop facility has been reached with all key stakeholders, including the governments of Canada, Quebec, Ontario and Alberta.

On January 12, 2009, the Committee announced that the Superior Court of Ontario has granted the Plan Implementation Order and that, accordingly, the Plan for restructuring third-party ABCP can now be implemented. The restructuring is expected to close on or about January 16, 2009.

Taking into account the information made available and the changes that occurred in the credit market conditions and the review of the assumptions used, the company remeasured the fair value of its investments in ABCP.

The company's methodology assessment consists on use of market indexes corresponding to the length, constitution and notation of underlying assets. This method includes two possible scenarios depending upon the success of the Montreal Proposal. The company's assigns a 95% success probability, the average discount rate used is 15.19% with an estimated average term of 7.55 years and the average coupon rate is 2.43%.

In determining the fair value of the Montreal Proposal ABCP, the company assumes that it will be converted into variable rate term notes and in accordance with the key elements of the Master Agreement. In addition, the company assumes the restructured notes will include traditional securitized assets ($300,000 principal amount), restructured pooled synthetic notes ($1,500,000 principal amount) will be reduced by the cost of a margin facility estimated to be 1% and all US sub-prime residential mortgage-backed collateralized debt obligations will be restructured as ineligible notes ($2,000,000 principal amount). Restructuring costs will be distributed among new notes and should reduce the returns. There is currently not enough information on the cost allocation to assign on each note.

As at November 30, 2008, the fair value of the company's ABCP was estimated to $1,306,000. Following this estimation the company has accounted, for the three and nine-month periods ended November 30, 2008, an unrealized loss in ABCP investments of $177,000 and $138,000, respectively (an unrealized loss of $4,770 and $384,770 for the three and nine-month periods ended November 30, 2007, respectively), which is presented under caption "Unrealized losses on investments held for trading".

An increase in the estimate discount rate of 1% would reduce the estimated fair value of the company’s investment in ABCP by approximately $83,000.

Since the fair value of the ABCP is determined using a probability-weighted approach and the foregoing assumptions and is based on the company’s assessment of market conditions as at November 30, 2008, the reported fair value may change materially in subsequent periods. In addition, the fair value estimate is dependent upon the likelihood, nature and timing of future restructuring under the terms of the Montreal Proposal. The company believes the outcome of the proposed restructuring will not have a material impact on the company’s financial condition.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

On July 3, 2008, the company signed a letter agreement with its financial institution concerning a credit agreement that will be effective following the application of the Crawford Committee's proposal on ABCP. This agreement applies on restructured notes to be received in exchange of ABCP supported by ineligible assets with a carrying value of $2,000,000 that the company holds. The company will be eligible to credit facilities up to $1,500,000. The initial maturity will be two years from the signing of the agreement, which term can be deferred at the financial institution's discretion for additional periods of one year respectively, for a maximum of five renewals. Under the credit agreement, the company will have the option, from the contractual maturity date of the credit facility, to dispose of the restructuring notes in favour of the financial institution in payment of the facility principal.

5	Mining properties
					Mining properties abandoned, written off or under option, credit on duties refundable for loss, refundable tax credit for resources

	# claims / # permits	Undivided interest	Balance as at March 1, 2008	Costs incurred		Balance as at November 30, 2008

		%	$	$	$	$
Anatacau	207
	Mining property	0	25,345	20,700	-	46,045
	Exploration costs		368,841	416,388	(191,955)	593,274
			394,186	437,088	(191,955)	639,319

Ashuanipi	1,339
	Mining property	100	150,420	3,565	-	153,985
	Exploration costs		109,548	1,155,970	(277,098)	988,420
			259,968	1,159,535	(277,098)	1,142,405

Corvet Est	667
	Mining property	50	30,401	23,817	(4,059)	50,159
	Exploration costs		972,474	390,535	(265,890)	1,097,119
			1,002,875	414,352	(269,949)	1,147,278

Coulon JV	3,035
	Mining property	50	277,562	8,910	-	286,472
	Exploration costs		2,311,964	6,525,497	(1,692,328)	7,145,133
			2,589,526	6,534,407	(1,692,328)	7,431,605

Éléonore Régional	733
	Mining property	100	157,361	70,610	-	227,971
	Exploration costs		482,189	298,150	(137,447)	642,892
			639,550	368,760	(137,447)	870,863

	(forward)		4,886,105	8,914,142	(2,568,777)	11,231,470

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

					Mining properties abandoned, written off or under option, credit on duties refundable for loss, refundable tax credit for resources

	# claims / # permits	Undivided interest	Balance as at March 1, 2008	Costs incurred		Balance as at November 30, 2008

		%	$	$	$	$

	(brought forward)		4,886,105	8,914,142	(2,568,777)	11,231,470

FCI	412
	Mining property	100	82,462	14,981	-	97,443
	Exploration costs		639,410	4,902	(2,260)	642,052
			721,872	19,883	(2,260)	739,495

Laguiche	2,039
Mining property		100	395,540	43,585	(139,861)	299,264
	Exploration costs		249,550	71,960	(125,009)	196,501
			645,090	115,545	(264,870)	495,765

Lac Gayot	609
Mining property	1	100	2,265,920	-	(74,957)	2,190,963
	Exploration costs		797,475	230	(26,474)	771,231
			3,063,395	230	(101,431)	2,962,194

Nichicun.	931
	Mining property	100	177,228	50,255	(86,671)	140,812
	Exploration costs		244,539	6,610	(97,574)	153,575
			421,767	56,865	(184,245)	294,387

Poste Lemoyne Ext.	252
	Mining property	100	1,103,304	5,175	-	1,108,479
	Exploration costs		1,532,281	1,796,374	(609,606)	2,719,049
			2,635,585	1,801,549	(609,606)	3,827,528

Wabamisk	750
	Mining property	100	142,655	51,607	-	194,262
	Exploration costs		601,087	345,392	(159,225)	787,254
			743,742	396,999	(159,225)	981,516

Others
	Mining properties		1,009,043	186,213	(389,662)	805,594
	Exploration costs		770,118	1,340,651	(1,202,135)	908,634
			1 ,779,161	1,526,864	(1,591,797)	1,714,228
			14,896,717	12,832,077	(5,482,211)	22,246,583

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Change in mining properties
$

Balance as at March 1, 2008	14,896,717

Costs incurred during the period

Acquisition of a mining property	4,000
Claims and permits	475,418
Analyses	684,811
Drilling	4,538,973
Geophysics	1,590,027
Geochemistry	20,036
Geology	398,357
Transport	2,869,245
Professional fees	1,895,011
Accommodation	356,199
12,832,077

Mining properties under option	(45,763)
Mining properties abandoned or written off	(1,548,311)
Credit on duties refundable for loss and refundable tax credit
for resources	(3,888,137)

(5,482,211)

Balance as at November 30, 2008	22,246,583

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

6	Warrants

The 25,000 warrants were granted in connection with a private placement concluded during the nine-month period ended November 30, 2008.

The following table summarizes the information of outstanding and exercisable warrants as at November 30, 2008 :

				Weighted average exercise price $
			Weighted average remaining contractual life (months)
		Number

		25,000	12.16	9.00

The fair value of warrants granted during the nine-month period ended November 30, 2008 was estimated using the Black-Scholes model with the following assumptions :

		Risk-free interest rate		2.78%
		Expected volatility		53%
		Dividend yield		Nil
		Weighted average expected life		18 months
		Weighted average fair value of warrants granted		$1.0785

7	Stock options

The options granted are exercisable over a maximum period of ten years following the date of grant. For the nine-month period ended November 30, 2008, 261,250 stock options were granted at a weighted average exercise price of $5.74. These options have no vesting period, except for 75,000 options granted to a director which will vest until December 16, 2009.

The following table summarizes information about stock options outstanding and exercisable as at November 30, 2008 :

Options outstanding					Options exercisable
				Weighted average exercise price $
			Weighted average remaining contractual life (years)
Range of exercise
price		Number			Number

$3.89 to $5.41		1,169,750	7.33	4.39	1,169,750
$6.10 to $7.08		395,500	8.82	6.61	320,500
The fair value of stock options granted during the nine-month period ended November 30, 2008 has been estimated using the Black & Scholes model with the following assumptions :

		Risk-free interest rate		3.37%
		Expected volatility		50.85%
		Dividend yield		Nil
		Weighted average expected life		5.02 years
		Weighted average fair value of options granted		$2.458

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

8	Earnings per share

For the three and nine-month periods ended November 30, 2008, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options was not included in the calculation; otherwise, the effect would have been anti-dilutive. However, the net loss diluted per share for these periods was calculated according to the basic weighted average number of shares outstanding.

	Three-Month Periods Ended November 30,		Nine-Month Periods Ended November 30,

	2008	2007	2008	2007

Basic weighted average number of shares outstanding	27,535,110	26,579,170	27,351,823	26,480,865
Warrants	-	82,790	-	32,764
Stock options	-	476,713	162,024	356,063

Diluted weighted average number of shares outstanding	27,535,110	27,138,673	27,513,847	26,869,692

Items excluded from the calculation of diluted earnings per
share because the exercise price was greater than the
average quoted market value of the common shares
Warrants	25,000	-	25,000	-
Stock options	1,565,250	-	595,750	129,000

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

9	Financial instruments

Fair value

The fair value of financial instruments as at November 30, 2008 and as at February 29, 2008 is summarized as follows :
							As at November 30, 2008
							Carrying value	Fair value
	Held for trading		Available- for-sale		Loans and receivable	Financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	9,900,618		-		-	-	9,900,618	9,900,618
Short-term investments	1,238,781	(a)	22,990,023	(b)	-	-	24,228,804	24,228,804
Other amounts receivable	-		-		84,000	-	84,000	84,000
Long-term investments	1,306,000	(c)	-		-	-	1,306,000	1,306,000
	12,445,399		22,990,023		84,000	-	35,519,422	35,519,422

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	1,294,501	1,294,501	1,294,501

							As at February 29, 2008
							Carrying value	Fair value
	Held for trading		Available-for-sale		Loans and receivable	Financial liabilities	Total	Total
	$		$		$	$	$	$
Financial assets
Cash and cash equivalents	8,665,254		-		-	-	8,665,254	8,665,254
Short-term investments	2,066,082	(a)	34,128,019	(b)	-	-	36,194,101	36,194,101
Other amounts receivable	-		-		180,476	-	180,476	180,476
Long-term investments	1,444,000	(c)	-		-	-	1,444,000	1,444,000
	12,175,336		34,128,019		180,476	-	46,483,831	46,483,831

Financial liabilities
Accounts payable and accrued
liabilities	-		-		-	3,895,275	3,895,275	3,895,275

(a) Warrants and convertible debentures
(b) Bonds, trust units and shares
(c) ABCP

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are valued at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the company. When a bid price is not available, the company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the company determines fair value using an option pricing model (Black & Scholes model) with observable data.

The fair value of long-term investments was determined using the method described in note 4.

As at November 30, 2008, gross unrealized losses on available-for-sale securities totalled $2,445,565. Of this sum, an amount of $120,309 is related to bonds and results from wider credit spreads due to recent disruptions on capital markets as well as changes in market interest rates and not from deterioration in the creditworthiness of issuers. The balance of $2,325,256 related to common shares and trust units is explained by the timing of market prices and early years in business cycle of the investees for certain investments. The company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

Financial risks

The company has exposure to credit risk, liquidity risk and market risk from its use of financial instruments.

Credit risk

Credit risk associated with short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. It also ensures to achieve a good diversification of its banking investments. In addition, the company attempts to minimize its risks by entering into agreements only with Canadian institutions and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies. The company considers that the credit risk related to amounts receivable from such partnership is minimal, because the company signed agreements with major mining companies.

Liquidity risk

Liquidity risk is the risk that the company may be unable to fulfill its financial obligations related to financial liabilities. The company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at November 30, 2008, the company had a cash balance of $9,900,618 ($8,665,254 as at February 29, 2008) to settle current liabilities of $1,294,501 ($3,895,275 as at February 29, 2008). All of the company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

Market risk

 Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

As at November 30, 2008, and as at February 29, 2008, the company's exposure to interest risk is summarized as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rates ranging from 2.5% to 8.50%
Other amounts receivable	Non-interest - bearing
Long-term investments	As described in note 4
Accounts payable and accrued liabilities	Non-interest - bearing

For the three and nine-month periods ended November 30, 2008, the sensitivity to a ± 1% change in bank balance rates would have an estimated after tax effect of $25,000 and $75,000 on the Statement of Earnings.

Changes in fair value of available-for-sale bonds are recorded in Other Comprehensive Loss. For the company’s available-for-sale bonds, a variation of ± 1% of interest rates as at November 30, 2008, would result in an estimated after-tax effect in Other Comprehensive Loss of $223,000.

Foreign exchange risk

The company's functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars. The company holds foreign currency in a chartered Canadian bank account as at November 30, 2008, but the risk is minimized because the balance of the bank account is not significant for the company. As a result, the company's exposure to foreign exchange risk is minimal.

Equity risk

 Equity risk is the risk that the fair value of a financial instrument varies due to equity markets changes.

Changes in fair value of trust units and available-for-sale shares are recorded in Other Comprehensive Loss. For the company's trust units and available-for-sale shares, a variation of ± 10 % of the quoted market prices as at November 30, 2008, would result in an estimated after-tax effect in Other Comprehensive Loss of $356,000.

Changes in fair value of warrants and convertible debentures held for trading are recorded in the Statements of Earnings. There is no material risk related to the warrants for the company due to the zero carrying value as at November 30, 2008. Changes in fair value of convertible debentures will be more impacted by the stock markets than the interest rate variation. A variation of ± 10% in market prices as at November 30, 2008, would result in an estimated after-tax effect in Statements of Earnings of $124,000.

Virginia Mines Inc.
(an exploration company)
Notes to Interim Financial Statements (unaudited)

(expressed in Canadian dollars)

10	Commitments

The company is committed to incur exploration expenses of $4,500,000 by December 31, 2009, and transfer these expenditures to the subscribers of its flow-through share underwriting completed on June 5, 2008. As at November 30, 2008, the company has fulfilled its commitment regarding the exploration expenses and has planned to transfer the expenditures to the subscribers in the next quarter.

On August 18, 2008, the company signed a rental lease for its administrative office with a company held by a director. The rental lease has a term of five years beginning on August 1, 2008 and ending on July 31, 2013. The annual cost is $99,200 and will be subject to an annual raise according to the consumer price index.

11	Subsequent Event

Acquisition of a 100% Interest in the Coulon JV Property

On December 11, 2008, the company announced the execution of an agreement with Breakwater Resources Ltd. ("Breakwater") pursuant to which the company will acquire Breakwater's 50% undivided interest in the Coulon JV property in consideration for the issuance of 1,666,666 shares of the company to Breakwater. Under the terms of this agreement, Breakwater does not retain any interest or royalty in the property. The company thus becomes the sole owner of the Coulon property.

The company also undertook to secure, at closing, the simultaneous resale of 1,666,666 shares of the company owned by Breakwater at a price of $2.85 per share ($4,750,000) in favour of third-party buyers and in compliance with all applicable securities regulations.

12	Comparative figures
Certain comparative figures have been reclassified to conform with the current period presentation.